BY-LAWS
                         CONTINENTAL ASSURANCE COMPANY
                              SEPARATE ACCOUNT (B)


                      Regulations for Government of Account

                                   ARTICLE I

                                    GENERAL

SECTION 1. NAME -- The name of this separate account shall be Continental Assurance Company Separate Account (B) (hereafter referred to as "Account").

SECTION 2. OFFICES -- The principal office of the Account shall be 333 South Wabash Avenue, Chicago, Illinois 60604.

                                   ARTICLE II

                                  PARTICIPANTS

SECTION 1. ANNUAL MEETING -- The annual meeting of the persons for whom the reserves are maintained in this Account (hereafter referred to as "the Participants") for the transaction of such business as may properly come before the meeting, shall be held at the principal office of the Account annually at such date and time as shall be designated by the Committee and stated in the notice of the meeting.

SECTION 2. SPECIAL MEETINGS -- Special meetings of the Participants may be called by a majority of the Committee. The notice of the meeting shall state the purpose of the meeting and no business shall be transacted at the meeting except matters coming within such purpose. All special meetings of the Participants shall be held at the principal office of the Account at the time and date stated in the notice of the meeting.

SECTION 3. NOTICE OF MEETING -- A Notice stating the time and date of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered or mailed by the Committee to each Participant as of a record date (the "Record Date") which is not more than sixty, nor less than twenty days prior to the date of the meeting, and mailed to the address as it appears upon the records. Only persons being a Participant of record on the Record Date shall be entitled to receive notice of and to vote at such meeting and any adjournment thereof, notwithstanding any transfer or sale of any interest in the Account after any such Record Date. Notice of any adjourned meeting shall not be required.

SECTION 4. QUORUM -- A majority in interest of the Participants represented either in person or by proxy shall constitute a quorum for the transaction of business at any annual or special meeting of the Participants. If a quorum shall not be present, a majority in interest of the Participants represented may adjourn the meeting to some later time. When a quorum is present, a vote of the majority in interest of the Participants represented in person or by proxy shall determine any question, except as may be otherwise provided by these rules and regulations or by law.

SECTION 5. PROXIES -- A Participant may vote, either in person or by proxy duly executed in writing by the Participant. A proxy for any meeting shall be valid for any adjournment of such meeting.

SECTION 6. VOTING -- The number of votes which a Participant may cast is equal to (1) if not retired or retired and not receiving annuity payments, the number of Accumulation Units held by such Participant under the particular contract concerned; or (2) if retired and receiving annuity payments, the monetary value of the actuarial reserve maintained by the Company in the Separate Account for the annuity of that Participant divided by the monetary value of an Accumulation Unit.

SECTION 7. ORDER OF BUSINESS -- The order of business at the meetings of the Participants shall be determined by the presiding officer.

                                  ARTICLE III

                                   COMMITTEE

The Committee shall consist of five members. The initial Committee shall be appointed by the Board of Directors of Continental Assurance Company. Thereafter the members of the Committee shall be elected annually by a ballot at the annual meeting of the Participants. Each member shall serve until the next annual meeting of the Participants and until his/her successor is duly elected and qualified. Members of the Committee need not be Participants.

                                   ARTICLE IV

                              POWERS OF COMMITTEE

The Committee shall have the following duties, responsibilities, and powers:

1. To select an independent public accountant, whose employment shall be approved annually by the Participants;


2. To review and execute annually an agreement providing for sales, investment and administrative services and to submit to the Participants for their approval such agreement when changes are proposed;

3. To recommend from time to time any changes deemed appropriate in the fundamental investment policy of the Account, to be submitted to the Participants at their next meeting;

4. To review periodically the portfolio of the Separate Account to ascertain that such portfolio is managed in the long-term interest of the Participants and to take such corrective action as may be necessary.

                                   ARTICLE V

                           MEETINGS OF THE COMMITTEE

Regular meetings of the Committee shall be held at such places within or without the State of Illinois and at such times as the Committee by vote may determine from time to time, and if so determined no call or notice thereof need be given. Members of the Committee, or any committee designated by the Committee, may participate in a meeting of the Committee, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting. Special meetings of the Committee may be held at any time or place, either within or without the State of Illinois, whenever called by the Chairman of the Committee, or three or more members of the Committee, notice thereof being given to each member by the person calling the meeting, or at any time without formal notice provided all the members are present or those not present have waived notice thereof in writing which is filed with the records of the meeting. Notice of special meetings, stating the time and place thereof, shall be given by mailing same to each member at his/her residence or business address at least two days before the meeting, or by delivering the same to him/her personally or telephoning or emailing the same to him/her at his/her residence or business address at least one day before the meeting. The Chairman of the Committee, if any, shall preside at all meetings of the Committee at which he/she is present.

                                   ARTICLE VI

                      QUORUM AT MEETINGS OF THE COMMITTEE

A majority of the members of the Committee shall constitute a quorum for the transaction of business. When a quorum is present at any meeting, a majority of the members present shall decide any question brought before such meeting except as otherwise provided by law, or by these rules and regulations.

                                  ARTICLE VII

                                   OFFICERS

SECTION 1. EXECUTIVE OFFICERS -- The officers of the Account shall be chosen by the Committee and shall include a Chairman, President, Vice President, Secretary, and a Chief Compliance Officer. The Committee may, from time to time, elect or appoint one or more Vice Presidents and Assistant Secretaries. The same person may hold two or more offices, except that no officer shall execute, acknowledge or verify any instrument in more than one capacity, if such instrument is required by law or these By-laws to be executed, acknowledged or verified by two or more officers.

SECTION 2. OTHER OFFICERS -- The Committee from time to time may appoint such other officers and agents as it shall deem advisable, who shall hold their offices for such terms and shall exercise powers and perform such duties as shall be determined from time to time by the Committee. The Committee from time to time may delegate to one or more officers or agents the power to appoint any such subordinate officers or agents and to prescribe their respective rights, terms of office, authorities and duties.

SECTION 3. COMPENSATION -- The salaries or other compensation of all officers and agents of the Account shall be fixed by the Committee, except that the Committee may delegate to any person or group of persons the power to fix the salary or other compensation of any subordinate officers or agents appointed pursuant to Section 2 of this Article VII.

SECTION 4. TENURE -- The officers of the Account shall serve at the pleasure of the Committee. Any officer or agent may be removed by the affirmative vote of a majority of the Committee whenever, in its judgment, the best interests of the Account will be served thereby. In addition, any officer or agent appointed pursuant to Section 2 may be removed, either with or without cause, by any officer upon whom such power of removal shall have been conferred by the Committee. Any vacancy occurring in any office of the Account by death, resignation, removal or otherwise shall be filled by the Committee, unless pursuant to Section 2 the power of appointment has been conferred by the Committee on any other officer.

SECTION 5. PRESIDENT -- The President shall see that all orders and resolutions of the Committee are carried into effect. The President shall also be the Chief Administrative Officer of the Account and shall perform such other duties and have such other powers as the Committee may from time to time prescribe.

SECTION 6. CHAIRMAN -- The Chairman of the Committee shall perform and execute such duties and administrative powers as the Committee shall from time to time prescribe.

SECTION 7. VICE-PRESIDENT -- Each Vice-President shall, in the absence or disability of the President, perform the duties and exercise the powers of the President and shall perform such other duties as the Committee or the President may from time to time prescribe.

SECTION 8. SECRETARY -- The Secretary shall attend all meetings of the Committee and all meetings of the Participants and record all the proceedings thereof and shall perform like duties for any committee when required. He/she shall give, or cause to be given, notice of meetings of the shareholders and of the Committee, shall have charge of the records of the Account and shall perform such other duties as may be prescribed by the Committee or President, under whose supervision he/she shall be.

SECTION 9. ASSISTANT SECRETARIES -- Each Assistant Secretary shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties as the Committee shall prescribe.

SECTION 10. CHIEF COMPLIANCE OFFICER -- The Chief Compliance Officer shall be responsible for reviewing the policies and procedures of the Account for compliance with federal securities laws and regulations. The Committee (including a majority of independent Committee Members) must approve the designation of the Chief Compliance Officer. The Chief Compliance Officer shall report directly to the Committee. The Chief Compliance Officer will serve in his/her position at the pleasure of the Committee, which can remove him/her if it loses confidence in his/her effectiveness or for any other reason. The Chief Compliance Officer shall provide the Committee at least annually with a written report on the operation of the Account's policies and procedures and those of its service providers.

                                  ARTICLE VIII

                                   VACANCIES

No person, except as provided in Article III, shall serve as a member of the Committee unless duly elected to that office by ballot of the Participants at an annual or special meeting of the Participants called for that purpose; except that vacancies occurring by reason of death, resignation, removal or otherwise of duly elected members of the Committee occurring between such meetings may be filled for the unexpired term by a majority vote of all the remaining members if immediately after so filling any such vacancy at least two-thirds of the members then holding office shall have been elected to such office by ballot of the Participants at such an annual or special meeting.

In the event that at any time, after the first annual meeting of the Participants less than a majority of the members holding office at that time have been so elected by a ballot of the Participants, the Committee shall forthwith cause to be held as promptly as possible and in any event within sixty days, a meeting of the Participants for the purpose of electing members to fill the existing vacancies in the Committee. The Committee shall have and may exercise all its powers notwithstanding the existence of one or more vacancies in its number as fixed by the Participants provided there beat least two members in office.

                                   ARTICLE IX

                       PROVISIONS RELATING TO THE CONDUCT
                    OF THE BUSINESS OF THE SEPARATE ACCOUNT

The Committee may from time to time, subject to applicable law and, where required, approval by a majority in interest of the Participants adopt such investment policies and practices as it deems advisable.

The Committee may enter into such agreements providing sales, investment and administrative services, subject to approval by a majority in interest of the Participants before such agreement shall be effective; provided, however, the Committee in the absence of any Participant may enter into an agreement which shall remain in effect until the first meeting of Participants. Such agreements shall provide that they may not be amended, transferred, assigned, sold, or in any manner hypothecated or pledged without the affirmative vote of the majority in interest of the Participants entitled to vote, and shall contain such other terms and conditions as may be prescribed by these rules and regulations, as may be required by applicable laws and regulations, and such other terms and conditions as the Committee may in their discretion determine.


                                   ARTICLE X

                                   AMENDMENTS

These regulations for Government of the Account may be altered, amended or repealed by vote of a majority of the Committee, except as otherwise provided by law.